Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-170502) pertaining to the Post-Effective Amendment No. 1 to Form S-4 Registration Statement of our report dated October 26, 2010, with respect to the consolidated financial statements and schedule of Robbins & Myers, Inc. and Subsidiaries, and the effectiveness of internal control over financial reporting of Robbins & Myers, Inc. and Subsidiaries, included in the Annual Report on Form 10-K/A of Robbins & Myers, Inc. and Subsidiaries for the year ended August 31, 2010, filed with the Securities and Exchange Commission.
/s/ Ernst & Young, LLP
Dayton, Ohio
January 7, 2011